Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Investor Relations:	Media Relations:
Richard Robuck, VP of Corporate Finance	Ryan Orendorf, TateAustin for Grande
(512) 878-4000	(512) 344-2035
richard.robuck@corp.grandecom.com	rorendorf@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2007

SAN MARCOS, Texas – November 13, 2007 – Grande Communications® reported financial results for the quarter ended September 30, 2007, including operating revenues of $49.3 million, net loss of $13.6 million, and Adjusted EBITDA (defined below under “EBITDA/Adjusted EBITDA”) of $9.0 million.

Company Highlights:

•	Adjusted EBITDA increased by 48% to $9.0 million in Q3 2007 compared to $6.1 million in Q3 2006
•	Grande ended Q3 2007 with $58.8 million in cash and cash equivalents
•	Grande ended Q3 2007 with 306,070 connections, an increase of 2,553 over Q2 2007 and an increase of 12,061 over Q3 2006
•	On July 18, 2007, Grande completed a $25.0 million private placement of additional senior secured notes
•	Grande increased average monthly revenue per customer by 3%, from $88.61 in Q3 2006 to $91.12 in Q3 2007

Revenue and Cost of Service Detail	Unaudited
	Three Months Ended
(in thousands)	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007
Bundled Services
Revenues
Video	$14,468	$14,738	$15,499	$16,138	$15,999
Voice	14,267	14,063	13,988	14,139	14,157
Data	7,878	8,055	8,321	8,532	8,720
Total revenues	$36,613	$36,856	$37,808	$38,809	$38,876
Cost of revenues	10,431	9,043	11,049	11,291	11,421
Cost of revenues %	28%	25%	29%	29%	29%

Broadband Transport
Revenues	$2,139	$2,184	$2,392	$2,316	$2,448
Cost of revenues	321	264	343	209	360
Cost of revenues %	15%	12%	14%	9%	15%

Network Services
Revenues	$8,731	$8,151	$8,195	$8,727	$8,024
Cost of revenues	5,953	4,920	5,136	6,006	5,167
Cost of revenues %	68%	60%	63%	69%	64%

Total Company
Revenues	$47,483	$47,191	$48,395	$49,852	$49,348
Cost of revenues	16,705	14,227	16,528	17,506	16,948
Cost of revenues %	35%	30%	34%	35%	34%

Q3 2007 Compared to Q3 2006

Operating Revenues. Operating revenues for the three months ended September 30, 2006 and 2007 were $47.5 million and $49.3 million, respectively, an increase of $1.8 million, or 4%. This increase was driven primarily by a $2.3 million and $0.2 million increase in bundled services revenues and broadband transport services revenues, respectively, partially offset by a $0.7 million decrease in revenues from network services.

Operating revenues for bundled services for the three months ended September 30, 2006 and 2007 were $36.6 million and $38.9 million, respectively, an increase of $2.3 million, or 6%. Bundled services revenues increased due to growth in the number of connections, from 294,009 as of September 30, 2006 to 306,070 as of September 30, 2007, and, to a lesser extent, from the cable rate increases described below.  The additional connections and revenues resulted primarily from the continued increase in penetration of existing marketable homes and to a lesser extent, sales to new marketable homes built during the period from October 1, 2006 through September 30, 2007. Select operating metrics follow:

Selected Operational Metrics

	Quarter Ended
	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007
Operating Data:
Marketable homes passed	335,818	337,025	338,852	340,000	339,678
Customers	138,542	137,542	139,226	139,558	144,889
Number of connections
Cable television	93,709	93,778	95,585	96,582	98,047
Telephone	117,071	116,229	116,679	116,204	114,670
Broadband Internet and other	83,229	85,117	88,526	90,731	93,353
Total connections	294,009	295,124	300,790	303,517	306,070
Average monthly revenue per:
Customer - bundled services	$88.61	$89.00	$91.07	$92.80	$91.12
Cable television connection	52.18	52.40	54.56	55.98	54.80
Telephone connection	40.73	40.18	40.04	40.48	40.88
Broadband Internet and other connection	32.30	31.90	31.95	31.73	31.58

Operating revenues for cable television services for the three months ended September 30, 2006 and 2007 were $14.5 million and $16.0 million, respectively, an increase of $1.5 million, or 10%. Approximately 68% of the $1.5 million increase in cable television services was due to an annual rate increase, which occurred during January 2007, as well as increases related to an increase in connections and an increased number of customers adding premium services and advanced services, such as HD and DVR.

Operating revenues for telephone services for the three months ended September 30, 2006 and 2007 were $14.3 million and $14.2 million, respectively, a decrease of $0.1 million, or 1%.  Telephone connections decreased due to competitive pressures and changing consumer preferences, as more customers choose to adopt VoIP products or use their wireless phones as their primary phone line.

Operating revenues for broadband Internet and other services for the three months ended September 30, 2006 and 2007 were $7.9 million and $8.7 million, respectively, an increase of $0.8 million, or 10%, primarily due to a 13% increase in average connections related to residential high speed Internet service and business Ethernet service partially offset by a 2% decrease in average monthly revenue per connection.

Operating revenues for broadband transport services for the three months ended September 30, 2006 and 2007 were $2.2 million and $2.4 million, respectively, an increase of $0.2 million, or 9%, as a result of an increase in construction and dark fiber sales as well as moderate customer growth.

Operating revenue for network services for the three months ended September 30, 2006 and 2007 were $8.7 million and $8.0 million, respectively, a decrease of $0.7 million, or 8%.  This decrease consisted of a $0.2 million decrease in revenues from data services as the result of a decrease in reciprocal compensation revenue due to a regulatory mandated reduction in such compensation as well as a decrease in volume from customers.  In addition, there was a $0.3 million and $0.2 million decrease in revenues from carrier switched services and national directory assistance service, respectively, due to decreases in customer volume.

Cost of Revenues. Cost of revenues for the three months ended September 30, 2006 and 2007 were $16.7 million and $16.9 million, respectively, an increase of $0.2 million, or 1%; although cost of revenues decreased slightly as a percentage of revenues to 34% for the three months ended September 30, 2007 from 35% for the three months ended September 30, 2006.  The increase in cost of revenues was primarily due to an increase in cable television services costs of approximately $0.9 million partially offset by a $0.7 million decrease in network services and broadband transport services costs.

Selling, General and Administrative Expense.  Selling, general and administrative expense for the three months ended September 30, 2006 and 2007 was $24.9 million and $23.8 million, respectively, a decrease of $1.1 million, or 4%. Selling, general and administrative expense decreased as a percentage of revenues from 53% to 48%.  Decreases in legal fees, reductions in contract labor charges as sales and customer service positions were brought in-house, as well as decreases in sales and marketing expenses, employee relocation, general liability insurance, utilities and other administrative expenses totaled approximately $2.3 million, but such decreases were partially offset by increases related to compensation primarily related to the new sales and customer service positions described above, network repairs and maintenance, provision for doubtful accounts, and other miscellaneous expenses that totaled approximately $1.2 million.  Grande expects selling, general and administrative expense to continue to decrease during the fourth quarter of 2007 compared to the fourth quarter of 2006 as the Company stabilizes the management team, focuses on cost reductions and gains efficiencies.

Depreciation and Amortization Expense. Depreciation and amortization expense for the three months ended September 30, 2006 and 2007 was $13.4 million and $14.9 million, respectively, a increase of $1.5 million, or 11%. During the three months ended September 30, 2006, Grande received a sales tax refund as a result of a review of vendor invoices in the years 2004 and 2005.  Because a portion of the sales tax associated with those invoices were capitalized as property and equipment and were partially depreciated, $0.9 million of the refund was applied as a reduction of depreciation expense during the three months ended September 30, 2006. The increase in depreciation expense was also related to property, plant and equipment additions during the period of October 2006 through September 2007, primarily for customer premise equipment, network construction and capitalized labor.  These increases were partially offset by reductions in depreciation expense related to sales and dispositions as well as certain assets that became fully depreciated during the same period.

Interest Expense. For the three months ended September 30, 2006 and 2007, interest expense, which includes interest incurred net of capitalized interest, was $6.3 million and $7.8 million, respectively, an increase of $1.5 million, or 24%. Interest expense increased primarily as a result of the private placement of an additional $25.0 million of senior notes in July 2007 as well as a decrease in capitalized interest (and a corresponding increase in interest expense).  For the three months ended September 30, 2006 and 2007, capitalized interest was $0.5 million and $0.1 million, respectively, a decrease of $0.4 million or 80%.

Income Tax Expense. For the three months ended September 30, 2007, income tax expense was $0.3 million. Effective January 1, 2007, the state of Texas changed its Texas franchise tax, which was based on taxable capital, to a gross margin tax resulting in income tax expense for the Company during the three months ended September 30, 2007.  The 2006 Texas franchise tax expense is included as a component of selling, general and administrative expense in the accompanying condensed consolidated statements of operations for the three months ended September 30, 2006.

EBITDA/Adjusted EBITDA

Grande measures operating performance on income before interest income, interest expense, income taxes, depreciation and amortization, referred to as “EBITDA.” EBITDA is not a measure of financial performance under GAAP, generally accepted accounting principles. The Company believes EBITDA is often a useful measure of Grande’s operating performance and is a significant basis used by management to measure the operating performance of Grande’s business.

Because Grande has funded the build-out of networks by raising and expending large amounts of capital, Grande’s results of operations reflect significant charges for depreciation, amortization, and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of Grande’s business, apart from the expenses associated with the Company’s physical plant or capital structure. Grande manages all areas of business to generate positive EBITDA, and when the Company has choices about the market or area in which to best deploy resources, Grande generally directs resources towards the network construction that is expected to generate the most EBITDA.

EBITDA is frequently used as a basis for comparing businesses in this industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under GAAP, generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Grande’s performance.

The Company believes goodwill impairment and non-cash stock-based compensation are similar to amortization expense, in that it is more useful to report EBITDA net of these amounts to better measure operating performance in comparison to prior periods. However, because of the nature of these charges, the Company is referring to EBITDA, net of goodwill impairments and non-cash stock-based compensation charges, as “Adjusted EBITDA”.

Adjusted EBITDA was $6.1 million and $9.0 million during the three months ended September 30, 2006 and 2007, respectively, an increase of $2.9 million, or 48%. The increase was primarily due to a $1.8 million increase in revenues as well as a $1.1 million decrease in selling, general and administrative expenses, excluding stock-based compensation and franchise tax expense, partially offset by a $0.2 million increase in costs of revenues. Because a significant portion of the Company’s cost of revenues and overhead expenses are generally fixed in nature, increasing revenue should result in further increases in EBITDA/Adjusted EBITDA and in EBITDA/Adjusted EBITDA as a percentage of revenues. To the extent the increased revenues are from adding residential and business customers for bundled services, which have higher gross margins than network services, EBITDA/Adjusted EBITDA should increase more quickly on a percentage basis. The reconciliation of EBITDA/Adjusted EBITDA to net loss over the past five quarters is as follows:

	Unaudited
	Three Months Ended
(in thousands)	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007

Reconciliation of EBITDA/Adjusted EBITDA
Net loss as reported	$(13,199)	$(105,610)	$(9,736)	$(12,058)	$(13,637)

Interest income	(532)	(457)	(433)	(272)	(539)
Interest expense, net of capitalized interest	6,254	6,315	6,669	6,765	7,795
Income tax expense (benefit)	-	-	(131)	691	281
Franchise tax expense (benefit)	75	75	-	(268)	-
Depreciation & amortization	13,365	14,598	13,044	13,854	14,946
EBITDA	$5,963	$(85,079)	$9,413	$8,712	$8,846

Stock-based compensation expense	143	146	117	254	129
Goodwill impairment	-	93,639	-	-	-
Adjusted EBITDA (1)	$6,106	$8,706	$9,530	$8,966	$8,975

(1) Adjusted EBITDA includes the following:
			Unaudited
	Three Months Ended
(in thousands)	September 30,	December 31,	March 31,	June 30,	September 30,
	2006	2006	2007	2007	2007

Net gain (loss) on sale of assets	49	191	(25)	269	204

Capital Expenditures and Liquidity

Grande had capital expenditures of approximately $23.6 million and $27.2 million, including capitalized interest, during the nine months ended September 30, 2006 and 2007, respectively. These capital expenditures relate to: network construction; initial installation costs; the purchase of customer premise equipment, such as cable set-top boxes and cable modems; corporate and network equipment, such as switching and transport equipment; and billing and information systems. The increase of $3.6 million is primarily due to capital equipment purchases related to our long haul fiber optic network upgrade.

During 2007, the Company completed new equipment financing of $4.1 million with a term of 24 months, which was utilized for the purchase of network equipment.  The financing is secured by the network equipment purchased with the proceeds from the borrowing and bears interest at an effective annual rate of approximately 15.3% with monthly payments equal to 4.2% multiplied by the total amount borrowed.

On July 18, 2007, the Company completed a private placement offering of an additional $25 million in aggregate principal amount of senior notes for gross proceeds of approximately $26.0 million including a premium on issuance of $1.0 million.   Debt issuance costs were approximately $0.2 million. Grande plans to use the proceeds for capital expenditures and working capital purposes. These additional senior notes were issued under the Indenture and are part of the same series of senior notes as those issued in March 2004 and March 2006.   The holders of a majority of the outstanding principal balance of the senior notes consented to the amendment of the Indenture to allow the Company to complete this issuance and the Company entered into a Supplemental Indenture to reflect this amendment on July 18, 2007.

At September 30, 2007, Grande had total cash and cash equivalents of $58.8 million and $189.1 million of long-term debt outstanding, net of current portion, and net of discounts and premiums of $5.3 million. In October 2007, Grande paid $12.5 million of interest due on our senior notes.

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call on Tuesday, November 13, 2007, at 11 a.m. CST (noon EST) to discuss earnings for the third quarter 2007.  Grande Chief Executive Officer Roy H. Chestnutt and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (800) 862-9098.  The conference ID is “7GRANDE.”  A recording of the call will be available at (800) 839-4973 until 11:59 p.m. EST on Tuesday, November 20, 2007.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, and digital cable services over its own advanced network to communities in Texas. Grande's bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communication carriers nationwide with broadband transport services and network services. Grande's voice network terminates traffic worldwide, offering both traditional and IP-based services; its managed modem network provides coverage nationwide; and its private line and metropolitan networks provide optical services in Texas and surrounding states. Grande's 3,100-fiber-mile network incorporates SONET-based technology for protection, diversity and optimal performance.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “anticipates”, "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30,	September 30,
	2006	2007

Operating revenues	$47,483	$49,348
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	16,705	16,948
Selling, general and administrative	24,939	23,758
Depreciation and amortization	13,365	14,946
Total operating expenses	55,009	55,652

Operating loss	(7,526)	(6,304)

Other income (expense):
Interest income	532	539
Interest expense, net of capitalized interest	(6,254)	(7,795)
Net gain on sale of assets	49	204
Total other income (expense)	(5,673)	(7,052)

Loss before income tax expense	(13,199)	(13,356)

Income tax expense	-	(281)

Net loss	$(13,199)	$(13,637)

Basic and diluted net loss per share	$(1.05)	$(1.08)
Basic and diluted weighted average number of common shares outstanding	12,534	12,611

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2006	2007
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,948	$58,778
Accounts receivable, net	17,241	18,855
Prepaid expenses	1,823	2,405

Total current assets	63,012	80,038
Property, plant and equipment, net	271,939	256,359
Intangible assets, net	1,748	1,604
Debt issue costs, net	5,115	4,518
Other assets	3,227	3,487
Total assets	$345,041	$346,006

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,981	$12,004
Accrued liabilities	14,556	15,650
Accrued interest payable	5,880	12,470
Deferred revenue	6,546	6,855
Current portion of long term debt	9	2,562
Current portion of capital lease obligations	3,859	3,628

Total current liabilities	42,831	53,169
Deferred rent	1,268	1,240
Deferred revenue	4,551	4,106
Capital lease obligations, net of current portion	16,634	14,350
Long term debt, net of current portion	160,797	189,111
Total liabilities	226,081	261,976
Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	13	13
Additional paid-in capital	508,736	509,237
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(390,225)	(425,656)
Total stockholders’ equity	118,960	84,030
Total liabilities and stockholders’ equity	$345,041	$346,006